FOR RELEASE AUGUST 27, 2018

EAST GREENWICH, R.I., August 27, 2018 – Hooper Holmes, Inc. d/b/a Provant Health (OTCQX:HPHW) (“Provant Health” or the “Company”), the largest publicly traded, pure-play health and well-being provider in the U.S., today announced that it has entered into an asset purchase agreement with Summit Health, Inc., a subsidiary of Quest Diagnostics (“Quest”), the world’s leading provider of diagnostic testing, information, and services.

Under the asset purchase agreement, Quest will acquire substantially all of Provant Health’s assets and will continue the Company’s service offerings as it has in the past. Throughout the transaction process, Provant Health will continue to serve its customers, remaining focused on meeting customer and partner obligations in the busy fourth quarter season. Upon completion of the transaction, Quest will lend its history, expertise, and resources in the health care space to enhance the experiences of Provant Health’s customers and partners.

Mark Clermont, President of Provant Health, commented, “We believe that the purchase of Provant Health by Quest will extend greater value to our customers and partners than ever before. Quest recognized that Provant Health’s comprehensive services add valuable programs, people and technology to its offerings. Quest’s reach in its space is unrivaled, and its knowledge, resources, and capabilities will only enhance the experiences of those we serve.”

To support Provant Health in meeting its working capital requirements during the sale process, the Company has signed definitive agreements with its two primary lenders, SWK and CNH, to provide up to $13.6 MM, that will allow the Company to continue to operate the business through closing of the sale which is anticipated to be on or before the tenth of October. The Quest asset purchase agreement is valued at $27 million dollars and takes the form of a “stalking horse” bid, with the sale to be completed after an auction process carried out under the terms of section 363 of the bankruptcy code. The Quest asset purchase agreement also contains a transition services agreement “TSA” through December 31, 2018, to ensure a smooth client transition and seamless continued operations.

“After the merger of Hooper Holmes and Provant in 2017, the combined company was saddled with a significant working capital shortfall, an over-leveraged balance sheet and experienced significant losses in 2017. Through this acquisition by Quest, the Company is now positioned for success,” noted Jim Fleet, chief restructuring officer/senior executive in charge of Provant Health.

In conjunction with the sale process, the Company petitioned for Chapter 11 bankruptcy on Monday, August 27, 2018, to facilitate a rapid 363 sale process with an anticipated transaction close date on or before of the tenth of October 2018.

Provant Health underscores its continued commitment to serving its customers and employees as it undergoes this strategic transition.

About Provant Health

Hooper Holmes, Inc. d/b/a Provant Health, is a national leader in comprehensive workplace well-being and clinical research support services, with a growing global presence. The company partners with employers and brokers to improve members’ whole-person health and productivity, and to support health care cost management. Provant Health touches millions of lives by delivering customized well-being strategies and services on-site, telephonically and digitally, utilizing advanced data management technology. The company’s innovative platform includes flexible program designs, incentive management, biometric screenings, health coaching and condition management, data analytics, health care advocacy, and a portal that serves as the hub for program activities, benefits, communications, and specialty experts. In addition, Provant Health’s national network of health professionals provides laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Provant Health will continue in the marketplace for over-the-counter stocks as HPHW (OTCQX:HPHW) www.ProvantHealth.com.
Forward-looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, and other variations or comparable terminology. These forward-looking statements include all statements other than historical facts. Any forward-looking statement made in this release is not a guarantee of future performance, and actual results may differ materially from those expressed in or suggested by the forward-looking statements, as a result of various factors, including, without limitation the factors discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2017, as the same may be updated from time-to-time in subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made in this release speaks only as of the date hereof, and the Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.
For more information contact:

Elaine Peterson
Senior Director, Marketing & Communications
Provant Health
epeterson@provanthealth.com